AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON    , 2003
                                                                REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                              ____________________

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________

                          HOUSTON AMERICAN ENERGY CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           DELAWARE                         1311                 76-0675953
------------------------------  ---------------------------- -------------------
  (STATE OR JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              MR. JOHN TERWILLIGER
                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                with a copy to:

                            MICHAEL SANDERS, ESQUIRE
                            20333 S.H. 249, SUITE 600
                              HOUSTON, TEXAS 77070
                                 (832) 446-2599

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                              ____________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________________

     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box:  [ ]   _________________________


                                CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of Each Class                   Proposed Maximum      Proposed Maximum
of Securities to be   Amount to be   Offering Price Per    Aggregate Offering       Amount of
Registered             Registered        Share (1)             Price (1)        Registration Fee
--------------------  ------------  --------------------  --------------------  -----------------
Common Stock,
..001 par value          2,014,758  $               0.42  $         846,198.36  $           68.46
-------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the bid and asked prices per share of Common Stock on September 5, 2003 as reported on the OTC Electronic Bulletin Board.
                           ___________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===========================================================================

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS                  SUBJECT TO COMPLETION SEPTEMBER __, 2003


                          HOUSTON AMERICAN ENERGY CORP.
                               ___________________

                        2,014,758 Shares of Common Stock
                               ___________________

     The selling security holders, identified as "Selling Shareholders" in this Prospectus, may offer and sell, from time to time, up to 2,014,758 shares of Common Stock of Houston American Energy Corp. The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the Selling Shareholders.

     Our Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "HUSA". The last reported sale price of our Common Stock on the OTC Electronic Bulletin Board on September 4, 2003 was $0.40 per share.
                              ____________________

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ___________________

                            PROSPECTUS DATED , 2003

                                TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
About this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Caution about Forward-Looking Statements. . . . . . . . . . . . . . . . . . . . . . .     9
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Market for Registrant's Common Equity and Related Stockholder Matters . . . . . . . .    10
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Management's Discussion and Analysis of Financial Condition and Results of Operations    11
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Certain Relationships and Related Transactions. . . . . . . . . . . . . . . . . . . .    27
Security Ownership of Certain Beneficial Owners and Management. . . . . . . . . . . .    28
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . . . . . . .    33
Index to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .    34


                              ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of the offering.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Financial Statements and related notes and other documents incorporated herein by reference.

                                  OUR COMPANY

     Houston American Energy Corp. is an oil and gas exploration and production company. In addition to seeking out oil and gas prospects using advanced seismic techniques, we utilize the contacts of John F. Terwilliger, our sole director and executive officer, to identify potential acquisition targets in the Onshore Texas Gulf Coast Region of the State of Texas, where Mr. Terwilliger has been involved in oil and gas exploration and production activities since 1983. Further, we have through an interest in a limited liability company, interests in two concessions in the South American country of Colombia. As a result, we expect to be active in Colombia for the foreseeable future. Moreover, as well as our own drilling activities and acquisition strategy, we may also encourage others in the oil and gas industry to enter into partnerships or joint ventures with us for the purpose of acquiring properties and conducting drilling and exploration activities.

     Our principal executive offices are located at 801 Travis Street, Suite 2020, Houston, Texas 77007 and our telephone number is (713) 222-6966.

                                         THE OFFERING

Common stock offered by the
 selling shareholders           2,014,758

Common stock to be outstanding
 after this offering            16,290,307 shares (1)

Use of proceeds                 We will not receive any proceeds from the sale of common stock by the selling shareholders

OTCBB symbol                    HUSA

Risk Factors                    Purchase of the common stock offered hereby involves certain risk, including risks associated with need for additional capital, operating losses, uncertain value or decline in value of reserves, dependence upon management and third parties, and operating risks in the oil and gas industry, among others.  See "Risk
                                Factors."

---------------
(1) The number of shares of common stock outstanding after this offering is based on shares outstanding as of September 1, 2003.

                                  RISK FACTORS

     An investment in our common stock involves certain risks. Prospective investors should carefully review the following factors, together with the other information contained in this prospectus, prior to making a decision to invest in our common stock. The future trading price of shares of our common stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.

RISKS RELATED TO OUR FINANCIAL CONDITION AND OUR BUSINESS

Need for additional financing

     Our revenue is currently insufficient to cover our ongoing exploration and development expenses and our general operating costs. Our auditors have issued a going concern opinion, which means that there is doubt that we can continue as an ongoing business for the next 12 months. Our ability to continue our operations is dependent on the willingness and ability of John F. Terwilliger, our sole director and executive officer, to continue funding our operations and our ability to obtain additional sources of financing as discussed below in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." As of the date of this prospectus, our relationship with Mr. Terwilliger is stable and we have no reason to doubt his willingness to continue providing additional funding. However, if Mr. Terwilliger discontinues funding our operations and we are unable to obtain alternative financing when needed on acceptable terms, if at all, we may be unable to continue our operations.

We may be unable to meet our capital requirements which may slow down or curtail our business plans

     Since our inception on April 2, 2001 to June 30, 2003, we have suffered operational losses totaling $1,491,179 and we expect to continue to have substantial capital expenditure and working capital needs. If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to obtain the capital necessary to complete our development, exploitation and exploration programs. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable, on acceptable terms, to raise the required capital, our business may be seriously harmed or even terminated.

Revenue from our oil and gas properties often depends on factors beyond our control

     The profitability of our oil and gas operations depends upon factors which are beyond our control, including:

o Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand and seasonality;

o Future market, economic and regulatory factors which may materially affect our sales of gas production; and

o    Business practices of our competitors in the oil and gas operating sector.

The estimates of any proved reserves on our leaseholds are currently unknown

     As of the date of this prospectus, we have not obtained an engineering study of the estimates of the proved natural gas and oil reserves on our leaseholds, if any, since December 31, 2002. Determining the estimates of proved reserves is a complex process that requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. The actual survey of our leaseholds may determine that our properties do not have proved natural gas and oil reserves, which could have a material adverse effect on our business, financial condition, results of operations and ability to continue our operations.

Our current oil and gas reserves may be depleted

     Unless we continue to acquire additional properties containing proven reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth as well as the assets available to secure financing for capital expenditures.

Impairment of our oil and gas properties

     Although we have not obtained an engineering study to determine the estimates of the proved oil and gas reserves on our properties, if any, we have conducted internal studies of the results of our producing wells, which indicated that there was an impairment to our oil and gas properties. As a result, in both 2001 and 2002, we wrote down the value of our oil and gas properties to the estimated recoverable amount of oil and gas, which increased our losses through December 31, 2002 by $683,904. Should it be necessary to further write down the value of our oil and gas properties as a result of the engineering study of our proved reserves, if any, when it is completed, such additional write down could have a material adverse effect on our business, financial condition, results of operations and ability to continue our operations.

We are not the operator of our oil and gas properties

     Under the terms of the Operating Agreements related to our oil and gas properties, third parties act as the operator of our oil and gas wells and control the drilling activities to be conducted on our properties. Therefore, we have limited control over certain decisions related to activities on our properties, which could effect our results of operations. Decisions over which we have limited control include:

o    the timing and amount of capital expenditures;

o    the timing of initiating the drilling and recompleting of wells;

o    the extent of operating costs; and

o    the level of ongoing production.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations

     Our success will depend on our ability to retain John F. Terwilliger, our sole director and executive officer, and to attract other experienced management and non-management employees, including engineers, geoscientists and other technical and professional staff. We will depend, to a large extent, on the efforts, technical expertise and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary personnel, our business operations could be adversely affected.

Our management owns a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other shareholders

     John F. Terwilliger, our sole director and executive officer, owns approximately 45.8 percent of our outstanding common stock. As a result, he is in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. His control of Houston American may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

Our operations in Colombia are subject to risks relating to political and economic instability

     We currently have interests in two oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

RISKS RELATED TO THE NATURAL GAS AND OIL INDUSTRY

Our operations may expose us to environmental liabilities

     Any leakage of crude oil and saltwater from the subsurface portions of our wells could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries.

Oil and natural gas prices are volatile, which could have a material adverse effect on our business

     Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. It is impossible to predict oil and natural gas price movements with certainty. Lower natural gas and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may have a material adverse affect on our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Drilling wells is speculative, often involving significant costs

     Developing and exploring for natural gas and oil reserves involves a high degree of operational and financial risk. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. If our actual drilling and development costs are significantly more than our estimated costs, our business could be negatively affected.

The natural gas and oil business involves many uncertainties and operating risks which can prevent us from realizing profits and cause substantial losses

     Development, exploitation and exploration activities may be unsuccessful for many reasons, including title problems, weather, cost overruns, fire, explosions, blow-outs and other mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. If we experience any of these problems, it could have a material adverse effect on our results of operations and we could suffer substantial losses.

Competition in our industry is intense and we may not be able to compete effectively

     Competition for the acquisition of natural gas and oil properties and the equipment and labor required to operate and to develop properties is very intense in the oil and gas industry. We compete with many major and independent companies, many of which have greater financial and other resources than Houston American. Therefore, our future results of operations will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business

     The natural gas and oil industry is subject to extensive laws and regulations, including environmental laws and regulations. Compliance with environmental and other governmental regulations often requires large expenditures. Additionally, failure to comply with these laws and regulations, which are subject to change over time, may subject us to administrative, civil and criminal penalties and, in some instances, could result in the suspension or termination of our operations. Accordingly, the costs of complying with these laws and regulations and any penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO THIS OFFERING

Our stock price has been, and is likely to continue to be, highly volatile and could drop unexpectedly.

     The trading price of our common stock has been highly volatile and may continue to be volatile in response to the following factors:

     -    quarterly variations in our operating results;
     -    limited trading volume;
     - announcements of results of drilling efforts, acquisitions and disposals of properties;
     -    investor perception of us or the energy market in general;
     -    changes in financial estimates by securities analysts; and
     -    general economic and market conditions.

     Declines in the market price of our common stock could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

Shares of our common stock may be "penny stocks"

     If the market price per share of our common stock is less than $5.00, the shares of our common stock will be "penny stocks" as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock being registered under this prospectus. In addition, the "penny stock" rules adopted by the SEC under the Exchange Act subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in penny stocks.

     Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring "penny stocks," and, as a result, investors in our common stock may have their ability to sell their shares impaired.

If our stock price remains volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

     In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in our industry have been subject to this type of litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

The sale of a substantial number of shares of our common stock after this offering may affect our stock price.

     The market price of our common stock could decline as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could discourage an acquisition or change of control of Houston American

     Our certificate of incorporation authorizes our board of directors to issue preferred stock and common stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of our certificate of incorporation and bylaws could also make it more difficult for a third party to acquire control of us. These provisions include a denial of cumulative voting rights, limitations on shareholder proposals at meetings of shareholders, and restrictions on the ability of our shareholders to call special meetings. Our certificate of incorporation provides that our board of directors is divided into three classes, each elected for staggered three-year terms. Although we currently have only one director, we anticipate additional directors will be added to our board of directors. Thus, control of our board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of our board of directors could be changed. In addition, the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock.

     These provisions of Delaware law and our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his best interest, including attempts that might result in a premium over the market price for the common stock.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales, if any, of the shares being offered by the selling shareholders. The purpose of this offering is to register our common stock for resale by the selling shareholders.

                      MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

     Since January 18, 2002, our Common Stock has been listed on the over-the-counter electronic bulletin board ("OTCBB") under the symbol "HUSA". The following table sets forth the range of high and low bid prices for each quarter during the past two fiscal years.

                                      High    Low
                                      -----  -----
Calendar Year 2003

     Second Quarter. . . . . . . . .  $0.42  $0.23
     First Quarter . . . . . . . . .   0.51   0.30

Calendar Year 2002

     Fourth Quarter. . . . . . . . .  $0.40  $0.11
     Third Quarter . . . . . . . . .   0.40   0.11
     Second Quarter. . . . . . . . .   0.72   0.23
     First Quarter . . . . . . . . .   0.75   0.05

     The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

     At September 2, 2003, the closing bid price of the Common Stock was $0.37.

     As of September 2, 2003, there were approximately 1009 beneficial holders of our Common Stock.

                                DIVIDEND POLICY

     We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

     Houston American Energy was incorporated in April 2001, for the purposes of seeking oil and gas exploration and development prospects. Since inception, we have sought out prospects utilizing the expertise and business contacts of John
F. Terwilliger, our sole director and executive officer. Through the third quarter of 2002, the acquisition targets were in the Gulf Coast region of Texas and Louisiana, where Mr. Terwilliger has been involved in oil and gas exploration for many years. In the fourth quarter, we initiated international efforts through a Colombian joint venture more fully described below. Domestically and internationally, the strategy is to be a non-operating partner with exploration and production companies which have much larger resources and operations.

OVERVIEW OF BUSINESS DEVELOPMENT FROM INCEPTION TO SEPTEMBER 2003

     We were incorporated in April 2001 and consummated a merger with Texas Nevada Oil and Gas Co. ("TNOG") in January 2002.

     Our initial efforts in 2001 and 2002 consisted on the evaluation and assembly of various interests in oil and gas properties in the onshore Gulf Coast of Texas and Louisiana regions. Pursuant to those efforts, we acquired varying interests in (1) two properties in Lavaca County, Texas, (2) two properties in Matagorda County, Texas, and (3) one property in Jackson County, Texas.

     In January 2003, we acquired, from Rio Exploration Company for $312,500, through Hupecol, LLC a 12.5% interest in the Tambaqui Association Contract. Through the acquisition of the interest in Hupecol and in the Tambaqui Association Contract, we acquired interests in two properties in the South American country of Colombia.

     In April 2003, we acquired an interest in a property in St. John the Baptist Parish, Louisiana.

     From inception through December 31, 2002, we had drilled four domestic wells in Lavaca County, Texas. Two of the wells had been completed and were awaiting a pipeline hook-up, one of the wells was dry and one was being completed at December 31, 2002. The Mavis Wharton #3 well in Lavaca County, Texas experienced production problems and was unsuccessfully reworked and, ultimately, abandoned, in 2003. Through September 1, 2003, we had drilled (1) one successful well in Matagorda County, Texas, (2) one successful well in Lavaca County, Texas, and (3) one successful well in Louisiana, with production from that well being temporarily shut pending installation of a gas sales pipeline. A test well in Jackson County, Texas and another well in Matagorda County, Texas are scheduled to begin drilling by the end of 2003.

     The acquisition of our interest in the Colombian properties included a producing well, the Tambaqui #1. An offset well to that well was drilled as a dry hole in 2003. A second offset well is scheduled to be drilled beginning in the first quarter of 2004.

     The second Colombian property, the Cara Cara concession, was successfully tested with the completion of the Jaguar #1 well in April 2003. Our Colombian venture acquired 50 square miles of 3D seismic grid covering the Cara Cara concession and two other prospect areas. Three wells are planned to be drilled by the end of 2003 to offset, and to delineate, the Jaguar #1 well.

CRITICAL ACCOUNTING POLICIES

     The following describes the critical accounting policies used in reporting our financial condition and results of operations. In some cases, accounting standards allow more than one alternative accounting method for reporting, such is the case with accounting for oil and gas activities described below. In those cases, our reported results of operations would be different should we employ an alternative accounting method.

     Full Cost Method of Accounting for Oil and Gas Activities. The Securities and Exchange Commission ("SEC") prescribes in Regulation S-X the financial accounting and reporting standards for companies engaged in oil and gas producing activities. Two methods are prescribed: the successful efforts method and the full cost method. We follow the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping successful and unsuccessful oil and gas wells and related internal costs that can be directly identified with acquisition, exploration and development activities, but does not include any cost related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized unless significant amounts of oil and gas reserves are involved. No corporate overhead has been capitalized as of December 31, 2002. The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves are amortized on a units-of-production method over the estimated productive life of the reserves. Unevaluated oil and gas properties are excluded from this calculation. The capitalized oil and gas property costs, less accumulated amortization, are limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) and a discount factor of 10%; (b) the cost of unproved and unevaluated properties excluded from the costs being amortized; (c) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (d) related income tax effects. Excess costs are charged to proved properties impairment expense. An allowance for impairment of $109,573 and $574,331 was provided at December 31, 2002 and 2001, respectively.

     Unevaluated Oil and Gas Properties. Unevaluated oil and gas properties consist principally of our cost of acquiring and evaluating undeveloped leases, net of an allowance for impairment and transfers to depletable oil and gas properties. When leases are developed, expire or are abandoned, the related costs are transferred from unevaluated oil and gas properties to depletable oil and gas properties. Additionally, we review the carrying costs of unevaluated oil and gas properties for the purpose of determining probable future lease expirations and abandonments, and prospective discounted future economic benefit attributable to the leases. We record an allowance for impairment based on a review of present value of future cash flows. Any resulting charge is made to operations and reflected as a reduction of the carrying value of the recorded asset. Unevaluated oil and gas properties not subject to amortization include the following at December 31, 2002 and June 30, 2003:

                            At December 31, 2002   At June 30, 2003
                            ---------------------  -----------------
         Acquisition costs  $              68,000  $          79,495
         Evaluation costs                 120,418            218,989
                            ---------------------  -----------------
              Total         $             188,418  $         298,484
                            =====================  =================

     The carrying value of unevaluated oil and gas prospects include $57,747 and $86,457 expended for properties in the South American country of Colombia at December 31, 2002 and June 30, 2003, respectively. We are maintaining our interest in these properties and development has or is anticipated to commence within the next twelve months.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

     Revenues. Total oil and gas revenues increased by 812.9% to $104,396 for the six months ended June 30, 2003 from $11,436 for the six months ended June 30, 2002. The increase in oil and gas revenues for the current period was primarily attributable to the commencement of revenues from our properties in Colombia, totaling $60,131 during the 2003 period compared to $0 during the 2002 period.

     Operating Expenses. Lease operating expenses increased by 512% to $65,472 in the 2003 period from $10,697 in the 2002 period. The increase in lease operating expenses was attributable to the increase in the number, and duration, of wells operated during the 2003 period.

     Joint Venture Expenses. Joint venture expenses totaled $31,581 in the 2003 period. We incurred no joint venture expenses in the 2002 period. The joint venture expenses represent our allocable share of operating expenses arising from our interest in properties in Colombia.

     General and Administrative Expenses. General and administrative expense decreased by 10% to $83,168 in the 2003 period from $92,171 in the 2002 period. The decrease in general and administrative expenses was primarily attributable to a decrease in accounting and legal fees during the 2003 period.

     Depreciation and Depletion Expense. Depreciation and depletion expense increased by 151% to $17,818 in the 2003 period from $7,099 in the 2002 period. The increase in depreciation and depletion expense was primarily attributable to the increase in production during the 2003 period which resulted in higher depletion.

     Interest Expense. Interest expense increased 33% to $70,531 in the 2003 period compared to $52,981 in the 2002 period. The increase in interest expense was attributable to increased borrowings from our sole officer and director to finance our operations.

     Write-Down of Oil and Gas Properties. During the 2002 period, we incurred a charge of $16,976 relating to the write down of oil and gas properties. We incurred no write downs during the 2003 period. The write-down during the 2002 period was attributable to a determination, based on the findings in an independent reserve report, that, at June 30, 2002, the capitalized cost of our oil and gas properties exceeded the maximum carrying value under the full cost method of accounting.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Revenues. Total oil and gas revenues increased by 74.2% to $25,805 for the year ended December 31, 2002 from $14,814 for the period from April 1, 2001 to December 31, 2001. The increase in oil and gas revenues for the current period was attributable to an increase in both volume and prices from the sale of natural gas. Production volumes increased from 6,170 MCFE in the 2001 period to 8,957 MCFE in the 2002 period. The average price received per MCF of natural gas sold increased from $2.40 in the 2001 period to $2.88 in the 2002 period.

     Operating Expenses. Lease operating expenses increased by 76% to $19,397 in the 2002 period from $11,019 in the 2001 period. The increase in lease operating expenses was attributable to the increase in the number, and duration, of wells operated during the 2002 period.

     General and Administrative Expenses. General and administrative expense increased by 708% to $197,518 in the 2002 period from $24,420 in the 2001 period. The increase in general and administrative expenses was attributable to efforts to support our increased drilling and operations during the 2002 period and increased expenses associated with compliance with our reporting requirements as a public company.

     Depreciation and Depletion Expense. Depreciation and depletion expense decreased by 35.7% to $24,166 in the 2002 period from $37,592 in the 2001 period. The decrease in depreciation and depletion expense was primarily attributable to the write-down of certain oil and gas properties during 2001 and 2002.

     Interest Expense. Interest expense increased 158% to $112,405 in the 2002 period compared to $43,602 in the 2001 period. The increase in interest expense was attributable to increased borrowings from our sole officer and director to finance our operations.

     Write-Down of Oil and Gas Properties. During the 2002 period, we incurred a charge of $109,573 relating to the write down of oil and gas properties compared to a similar charge of $574,331 during the 2001 period. The write-downs during the 2002 and 2001 periods were attributable to a determination, based on the findings in an independent reserve report, that, at end of those periods, the capitalized cost of our oil and gas properties exceeded the maximum carrying value under the full cost method of accounting.

     Write-Down of Merger Expenses. During the 2001 period, we incurred a charge of $256,470 relating to the write-down of capitalized expenses associated with our reverse merger with TNOG. We incurred no similar write-down during the 2002 period.

     Gain on Settlement of Accounts Payable. During the 2002 period, we reported a gain on the settlement of accounts payable of $42,870. The gain arose from the settlement, for less than face value, of certain previously recorded expenses/payables associated with our becoming a public reporting company.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2003, we had a cash balance of $38,626 and a deficit in working capital of $1.6 million compared to a cash balance of $939 and a deficit in working capital of $1.27 million at December 31, 2002.

     As discussed by the accountants in the audited financial statements included herewith, our revenue is currently insufficient to cover our costs and expenses. In addition to the income received from our wells, certain significant shareholders, including John F. Terwilliger, our sole director and executive officer, continue to provide us the funds needed to continue our development and operations. To the extent our revenue shortfall exceeds the willingness and ability of such shareholders to continue providing us the funds needed, management anticipates raising any necessary capital from outside investors coupled with bank or mezzanine lenders.

     Loans from shareholders totaled $1.56 million, including accrued interest, at June 30, 2003. The shareholders loans are repayable on demand, with interest accruing at 10% per annum and are secured by all of our oil and gas properties.

     On July 22, 2003, we completed a private placement of 1,681,424 shares of common stock raising approximately $500,000. An additional 333,334 shares were sold in August 2003 for $100,000. These funds are earmarked to be used in our Colombian development activities and our onshore domestic leasing, drilling and development programs.

     During the first six months of 2003, we spent $572,820 for the acquisition and development of oil and gas properties and assets, consisting of (1) acquisition through Hupecol LLC of a 12.5% interest in the Tambaqui concession in Colombia, (2) acquisition of 3D seismic on the Cara Cara concession in Colombia, (3) acquisition of a 2.36328% working interest in the Jenny #1-14 well in Oklahoma, and (4) drilling and/or completing expenses for the Jaguar #1 well in Colombia, the Tambaqui #1Am well in Colombia, the Harrison #1 well in Matagorda County, Texas, and the Bougere Estate #1 well in Louisiana.

     We are budgeted to spend approximately $200,000 during the last six months of 2003, consisting of (1) $30,000 for drilling and completing the Goyen #1 well, (2) $75,000 for drilling three wells in Colombia on the Cara Cara concession, (3) $45,000, net of carried interests, for the drilling and possible completion of the Miller #1 well in Jackson County, Texas, and (4) $50,000 for leaseholds covering new prospects.

     At June 30, 2003, we had two revenue producing wells in Columbia and two additional successfully completed domestic wells being evaluated prior to becoming revenue producing. Preliminary indications are that these wells will more than double current monthly revenue at the current equivalent per barrel price in the mid-twenty dollar range. At the end of first quarter of 2003, our total reserves had increased to an estimated 109,280 equivalent barrels with an estimated discounted future net revenue stream in excess of $1,000,000.

     Management anticipates that our current financing strategy of private debt and equity offerings, combined with an expected increase in revenues, will meet our anticipated objectives and business operations for the next 12 months. Management continues to evaluate producing property acquisitions as well as a number of drilling prospects. Subject to our ability to obtain adequate financing at the applicable time, we may enter into definitive agreements on one or more of those projects.

                                    BUSINESS

GENERAL

     Houston American Energy Corp. is an oil and gas exploration and production company. In addition to seeking out oil and gas prospects using advanced seismic techniques, we utilize the contacts of John F. Terwilliger, our sole director and executive officer, to identify potential acquisition targets in the Onshore Texas Gulf Coast Region of the State of Texas, where Mr. Terwilliger has been involved in oil and gas exploration and production activities since 1983. Further, we have through an interest in a limited liability company, interests in two concessions in the South American country of Colombia. As a result, we expect to be active in Colombia for the foreseeable future. Moreover, as well as our own drilling activities and acquisition strategy, we may also encourage others in the oil and gas industry to enter into partnerships or joint ventures with us for the purpose of acquiring properties and conducting drilling and exploration activities.

EXPLORATION PROJECTS

     Our exploration projects are focused on existing property interests, and future acquisition of additional property interests, in the onshore Texas Gulf Coast region, Colombia and Louisiana.

     Each of our exploration projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, partnership or limited liability company interests or other mineral rights. Our percentage interest in each exploration project ("Project Interest") represents the portion of the interest in the exploration project we share with other project partners. Because each exploration project consists of a bundle of assets that may or may not include a working interest in the project, our Project Interest simply represents our proportional ownership in the bundle of assets that constitute the exploration project. Therefore, our Project Interest in an exploration project should not be confused with the working interest that we will own when a given well is drilled. Each exploration project represents a negotiated transaction between the project partners. Our working interest may be higher or lower than our Project Interest.

     Our principal exploration projects as of September 1, 2003 consisted on the following:

     LAVACA COUNTY, TEXAS. In Lavaca County, Texas, we hold three separate interests consisting of a 5% non-participating royalty interest in a 150 acre tract known as the Mavis Wharton Lease, a 38% working interest in a 65.645 acre tract known as the West Hardys Creek Prospect and a 57.46% working interest in a 1,195 acre tract known as the Hardys Creek Prospect.

     The Mavis Wharton #3 well was drilled on the Mavis Wharton Lease and, following completion, experienced production problems. The well was reworked and determined to be non-commercial and abandoned. We have been advised that deep gas test is planned to include the Mavis Wharton Lease. Our royalty interest in the Mavis Wharton Lease does not bear any costs of well operations.

     The Goyen #1 well was drilled on the West Hardys Creek Prospect in the third quarter of 2003. The Goyen #1 well tested the Frio and Miocene Sands to a depth of 3000 feet. Well analysis indicates a successful gas find from the Goyen #1 well. Completion of the well and hook-up to a pipeline are expected to occur in September 2003. We presently have no plans with respect to drilling additional wells on the West Hardys Creek Prospect.

     MATAGORDA COUNTY, TEXAS. In Matagorda County, Texas, we hold two separate interests consisting of a 3.5% working interest with a 2.415% net revenue interest in a 779 acre tract known as the S.W. Pheasant Prospect and an option to participate, based on a 3.5% working interest with a 2.415% net revenue interest, in a 672 acre tract known as the Turtle Creek Prospect.

     A well was successfully completed on the S.W. Pheasant Prospect in July 2003 with initial production rates from the Frio K Sand of 1400 MCF and 35 barrels of oil per day. Pursuant to our option covering the adjacent Turtle Creek Prospect, we anticipate participating in the drilling of a well on the Turtle Creek Prospect within the next year. Other than the anticipated well on the Turtle Creek Prospect, we presently have no plans with respect to drilling additional wells in Matagorda County.

     JACKSON COUNTY, TEXAS. In Jackson County, Texas, we hold a 100% leasehold, subject to a 73% royalty, on an 80 acre tract known as the W. Harmon Prospect. At September 1, 2003, we were in the process of developing a plan with respect to drilling of the Miller #1 well on the W. Harmon Prospect and had engaged an operator to drill a 7300 foot test well before the end of 2003.

     ST. JOHN THE BAPTIST PARISH, LOUISIANA. In St. John the Baptist Parish, Louisiana, we hold a 2% working interest with a 1.44% net revenue interest in a 726 acre leasehold known as the Bougere Estate and the Bougere Estate #1 well. The Bougere Estate #1 well was completed in June 2003 with initial production of 200 barrels of oil and 170 MCF of gas per day. The well has been temporarily shut for installation of a gas sales pipeline. We presently have no additional plans with respect to drilling additional wells on the Bougere Estate.

     LLANOS BASIN, COLOMBIA. In the Llanos Basin, Colombia, we hold an interest, through our ownership in Hupecol, LLC, in a 357,000 acre tract known as the Cara Cara concession. In conjunction with our acquisition of our interest in Hupecol, we also acquired, and hold, a 12.6% working interest, with an 11.31% net revenue interest, in the Tambaqui Association Contract covering 88,000 acres in the State of Casanare, Colombia.

     The first well drilled in the Cara Cara concession, the Jaguar #1 well, was completed in April 2003 with initial production of 892 barrels of oil per day. We expect Hupecol, by the end of 2003, to drill an additional three wells on the Cara Cara concession as offsets to, and to delineate, the Jaguar #1 well.

     Included in our interest in the Tambaqui Association Contract is an interest in a producing well, the Tambaqui #1, and in two exploration wells.
The first exploration well drilled as an offset to the Tambaqui #1, the Tambaqui #1Am, was dry. We expect to drill another offset to the Tambaqui #1 well in the first quarter of 2004.

     In conjunction with the efforts to develop the Cara Cara concession, Hupecol has acquired 50 square miles of 3D seismic grid surrounding the Jaguar #1 well and two other prospect areas. That data is expected to be utilized to identify additional drill site opportunities to develop a field around the Jaguar #1 well and in other prospect areas within the grid.

     Our working interest in our exploration projects in Colombia are subject to an escalating royalty of 8% on the first 5,000 barrels of oil per day to 20% at 125,000 barrels of oil per day. Our interest in the Tambaqui Association Contract is subject to reversionary interests of Ecopetrol, the state owned Colombian oil company, that could cause 50% of the working interest to revert to Ecopetrol after we have recouped four times our initial investment.

     The following table sets forth certain information about each of our exploration projects:

                                  Acres Leased or Under Option at
                                        September 1, 2003 (1)
                                 ---------------------------------
                                  Project     Project     Company    Project
Project Area                       Gross        Net         Net     Interest
-------------------------------  ----------  ----------  ---------  ---------
TEXAS:
Lavaca County, Texas
   Mavis Wharton. . . . . . . .      300.00      150.00       7.50      5.00%
   Hardys Creek . . . . . . . .    1,195.00      418.25     240.33     57.46%
   West Hardys Creek. . . . . .       65.65       65.65      24.95     38.00%
Jackson County, Texas
   W. Harmon Prospect                 80.00       80.00      80.00    100.00%
Matagorda County, Texas
   S.W. Pheasant Prospect            779.00      779.00      27.27      3.50%
   Turtle Creek Prospect             672.00      672.00      23.52      3.50%
                                 ----------  ----------  ---------
Texas Sub-Total . . . . . . . .    3,091.65    2,164.90     403.57

LOUISIANA:
St. John the Baptist Parish,
  Louisiana . . . . . . . . . .      726.00      726.00      14.52      2.00%
                                 ----------  ----------  ---------
Louisiana Sub-Total . . . . . .      726.00      726.00      14.52      2.00%

OKLAHOMA
Jenny #1-14                          160.00      160.00       3.78      2.36%
                                 ----------  ----------  ---------
Oklahoma Sub-Total                   160.00      160.00       3.78

COLOMBIA
   Cara Cara Concession . . . .  357,000.00  357,000.00   5,676.30      1.59%
   Tambaqui Assoc. Contract (2)   88,000.00   88,000.00  11,088.00      12.6%
                                 ----------  ----------  ---------
Colombia Sub-Total. . . . . . .  445,000.00  445,000.00  16,764.30
                                 ----------  ----------  ---------
Total . . . . . . . . . . . . .  448,977.65  448,050.90  17,186.17
                                 ==========  ==========  =========

(1) Project Gross Acres refers to the number of acres within a project. Project Net Acres refers to leaseable acreage by tract. Company Net Acres are either leased or under option in which we own an undivided interest. Company Net Acres were determined by multiplying the Project Net Acres leased or under option times our working interest therein.

(2) The project interest is the working interest in the concession and not necessarily the working interest in the well.

DRILLING ACTIVITIES

     From April 2001 (inception of the Company) through September 1, 2003, we drilled 9 exploratory and developmental wells, of which 7 were completed and 2 were dry holes. In 2001, 3 exploratory and 0 developmental wells were drilled of which 2 were completed and 1 was a dry hole. In 2002, 2 exploratory and 0 developmental wells were drilled of which 2 were completed and 0 were dry holes.

     The following table sets forth certain information regarding the actual drilling results for each of the years 2001 and 2002 as to wells drilled in each such individual year:

               Exploratory Wells (1)    Developmental Wells (1)
              -----------------------  -------------------------
                Gross         Net        Gross          Net
              ----------  -----------  ----------  -------------
2001
----
  Productive           2         0.45           0              0
  Dry. . . .           1         0.15           0              0
2002
----
  Productive           2         0.04           0              0
  Dry. . . .           0         0.00           0              0

(1) Gross wells represent the total number of wells in which we owned an interest; net wells represent the total of our net working interests owned in the wells.

     Through September 1, 2003, we participated in the drilling of 3 additional exploratory and 1 additional developmental wells, 3 of which had been completed and 1 of which was a dry hole. No wells were in progress at September 1, 2003.

PRODUCTIVE WELL SUMMARY

     The following table sets forth certain information regarding our ownership as of September 1, 2003 of productive gas and oil wells in the areas indicated:

                             Gas           Oil
                        ------------  ------------
                        Gross   Net   Gross   Net
                        -----  -----  -----  -----
Texas. . . . . . . . .      2  0.415      0      0
Louisiana. . . . . . .      1  0.020      0      0
Oklahoma . . . . . . .      1  0.024      0      0
Colombia . . . . . . .      0  0.000      2  0.141
                        -----  -----  -----  -----
     Total . . . . . .      4  0.459      2  0.141
                        =====  =====  =====  =====

VOLUME, PRICES AND PRODUCTION COSTS

     The following table sets forth certain information regarding the production volumes, average prices received (net of transportation costs) and average production costs associated with our sales of gas and oil for the periods indicated:

                                   Year Ended December 31,
                                 -------------------------
                                     2001          2002
                                 -------------  ----------
Net Production:
       Gas (Mcf). . . . . . . .          6,170       8,957

Average sales price:
       Gas ($per Mcf) . . . . .           2.40        2.88

Average production expense and
  Taxes ($per mcfe) . . . . . .           1.78        2.17


NATURAL GAS AND OIL RESERVES

     The following table summarizes the estimates of our historical net proved reserves as of December 31, 2001 and 2002, and the present value attributable to these reserves at these dates. The reserve data and present values were prepared by Pressler Petroleum Consultants, Inc., independent petroleum engineering consultants:

                                                  At December 31,
                                                -------------------
                                                  2001      2002
                                                --------  ---------
Net proved reserves:
       Natural gas (Mcf) . . . . . . . . . . .    27,999     18,872

Standardized measure of discounted future net
  cash flows (1) . . . . . . . . . . . . . . .  $ 23,677  $  41,289

(1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities" (see Note 10 - Supplemental Natural Gas and Oil Information (Unaudited)) and, in accordance with current SEC guidelines, and does not include estimated future cash inflows from hedging. The standardized measure of discounted future net cash flows attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis. Average prices per Mcf of natural gas used in making the present value determination as of December 31, 2001 and 2002 were $2.139 and $3.767, respectively.

     In accordance with applicable requirements of the Securities and Exchange Commission, we estimate our proved reserves and future net cash flows using sales prices and costs estimated to be in effect as of the date we make the reserve estimates. We hold the estimates constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Gas prices, which have fluctuated widely in recent years, affect estimated quantities of proved reserves and future net cash flows. Any estimates of natural gas and oil reserves and their values are inherently uncertain, including many factors beyond our control. The reserve data contained in this prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those we use, may vary. In addition, estimates of reserves may be revised based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revision may be material. Accordingly, reserve estimates may be different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions. Our estimated proved reserves have not been filed with or included in reports to any federal agency.

LEASEHOLD ACREAGE

     The following table sets forth as of September 1, 2003, the gross and net acres of proved developed and proved undeveloped and unproven gas and oil leases which we hold or have the right to acquire:

             Proved Developed    Proved Undeveloped          Unproven
            ------------------  --------------------  ---------------------
             Gross      Net       Gross       Net       Gross        Net
            --------  --------  ---------  ---------  ----------  ---------
Texas. . .    225.65     30.55     480.00      16.80    2,386.00     356.23
Louisiana.    300.00      6.00       0.00       0.00      426.00       8.52
Oklahoma .    160.00      3.78       0.00       0.00        0.00       0.00
Colombia .    640.00     27.65   3,320.00      88.16  441,040.00  16,648.49
            --------  --------  ---------  ---------  ----------  ---------
     Total  1,325.65     67.98   3,800.00     104.96  443,852.00  17,013.24
            ========  ========  =========  =========  ==========  =========


TITLE TO PROPERTIES

     Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the gas and oil industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than preliminary review of local records).

     Investigation, including a title opinion of local counsel, generally are made before commencement of drilling operations.

MARKETING

     At September 1, 2003, we had no contractual agreements to sell our gas and oil production and all production was sold on spot markets.

RISKS RELATED TO OUR OIL AND GAS OPERATIONS

     Operational Hazards and Insurance. Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market related can cause a well to become uneconomical or only marginally profitable. Our business involves a variety of operating risks which may adversely affect our profitability, including:

     -    fires;

     -    explosions;

     -    blow-outs and surface cratering;

     -    uncontrollable flows of oil, natural gas, and formation water;

     - natural disasters, such as hurricanes and other adverse weather conditions;

     -    pipe, cement, or pipeline failures;

     -    casing collapses;

     -    embedded oil field drilling and service tools;

     -    abnormally pressured formations; and

     - environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

     In accordance with industry practice, our insurance protects us against some, but not all, operational risks. Further, we do not carry business interruption insurance at levels that would provide enough cash for us to continue operating without access to additional funds. As pollution and environmental risks generally are not fully insurable, our insurance may be inadequate to cover any losses or exposure for such liability.

     Volatility of Oil and Gas Prices. As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas, oil, and condensate. Our realized profits affect the amount of cash flow available for capital expenditures. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that can cause the volatility of oil and gas prices are:

     - worldwide or regional demand for energy, which is affected by economic conditions;

     -    the domestic and foreign supply of natural gas and oil;

     -    weather conditions;

     -    domestic and foreign governmental regulations;

     -    political conditions in natural gas and oil producing regions;

     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

     -    the price and availability of other fuels.

OPERATIONS IN COLOMBIA

     As described above, we currently have interests in two concessions in the South American country of Colombia and expect to be active in Colombia for the foreseeable future. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in political and economic stability in the vicinity of our Colombian operations, we may be forced to abandon or suspend our efforts. Either of such events could be harmful to our expected business prospects.

COMPETITION

     Competition in the oil and gas industry is intense and we compete with major and other independent oil and gas companies with respect to the acquisition of producing properties and proved undeveloped acreage. Our competitors actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop the properties. Many of those competitors, however, have financial resources and exploration and development budgets that are substantially greater than ours and may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can do so, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our capability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

GOVERNMENTAL REGULATION

     Our business and the oil and gas industry in general are subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations. State and federal regulations, including those enforced by the Texas Railroad Commission as the primary regulator of the oil and gas industry in the State of Texas, are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir and control contamination of the environment. Matters subject to regulation in the State of Texas include:

     -    location and density of wells;

     - the handling of drilling fluids and obtaining discharge permits for drilling operations;

     - accounting for and payment of royalties on production from state, federal and Indian lands;

     - bonds for ownership, development and production of natural gas and oil properties;

     -    transportation of natural gas and oil by pipelines;

     -    operation of wells and reports concerning operations; and

     -    taxation.

     Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

     Natural gas operations are subject to various types of regulation at the federal, state and local levels. Prior to commencing drilling activities for a well, we are required to procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies. Permits and approvals include those for the drilling of wells, and regulations including maintaining bonding requirements in order to drill or operate wells and the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations.

     Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units and the density of wells, which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100 percent of the leasehold.

     Regulation of Sales and Transportation of Natural Gas. Historically, the transportation and resale of natural gas in interstate commerce have been regulated by the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the regulations promulgated by the Federal Energy Regulatory Commission. Maximum selling prices of some categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated under the NGPA. The Natural Gas Well Head Decontrol Act removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales" on or after that date. FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at market prices, Congress could reenact price controls in the future.

     Sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or "unbundled" from their sales service, and require that pipelines make available firm and interruptible transportation service on an open access basis that is equal for all natural gas suppliers.

     In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. Another effect of regulatory restructuring is the greater transportation access available on interstate pipelines. In some cases, producers and marketers have benefited from this availability. However, competition among suppliers has greatly increased and traditional long-term producer pipeline contracts are rare. Furthermore, gathering facilities of interstate pipelines are no longer regulated by FERC, thus allowing gatherers to charge higher gathering rates.

     Environmental Regulations. Our operations are subject to additional laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. It appears that the trend of more expansive and stricter environmental legislation and regulations will continue.

     We generate wastes that may be subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes, which have limited the approved methods of disposal for some hazardous wastes. Additional wastes may be designated as "hazardous wastes" in the future, and therefore become subject to more rigorous and costly operating and disposal requirements. Although management believes that we utilize good operating and waste disposal practices, prior owners and operators of our properties may not have done so, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under locations where wastes have been taken for disposal. These properties and the wastes disposed on the properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), RCRA and analogous state laws, which require the removal and remediation of previously disposed wastes, including waste disposed of or released by prior owners or operators.

     CERCLA and similar state laws impose liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for release of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

EMPLOYEES

     As of September 1, 2003, we had one full-time employee and no part time employees. The employee is not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by such agreement. If our operations continue to grow as expected, we anticipate hiring as many as three additional employees over the next six to eight months.

                                   MANAGEMENT

     The following table sets forth the names, ages and offices of the present executive officers and directors of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

          Name             Age                    Position
          ----             ---                    --------

     John Terwilliger      56          President, Treasurer and Director

     The following is a biographical summary of the business experience of the present directors and executive officers of the Company:

     John F. Terwilliger has served as our president, secretary and treasurer since our inception in April 2001. Since 1988, Mr. Terwilliger has served as the chairman of the board and president of Moose Oil & Gas Company, and its wholly-owned subsidiary, Moose Operating Co., Inc., both Houston, Texas based companies. Prior to 1988, Mr. Terwilliger was the chairman of the board and president of Cambridge Oil Company, a Houston, Texas based oil exploration and production company. Mr. Terwilliger served in the United States Army, receiving his honorable discharge in 1969. On April 9, 2002, Moose Oil & Gas Company and its wholly-owned subsidiary, Moose Operating Co., Inc., filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in Cause No. 02-33891-H507: 02-22892, in the United States District Court for the Southern District of Texas, Houston Division. At the time of the filing of the bankruptcy petition, Mr. Terwilliger was the chairman of the board and president of both Moose Oil & Gas Company and Moose Operating Co., Inc. Mr. Terwilliger resigned those positions on April 9, 2002.

     Although we currently have only one director, our board of directors is divided into three classes, each elected for staggered three-year terms. Mr. Terwilliger, our only director, is a Class C director. His term is scheduled to expire at the third annual meeting following the end of our 2001 fiscal year. Our executive officers are elected by our board of directors and serve terms of one year or until their death, resignation or removal by the board of directors.

EXECUTIVE COMPENSATION

     During the period from our inception on April 1, 2001 through September 1, 2003, no salary or any other compensation has been paid to any officer for the services provided to us.

DIRECTOR COMPENSATION

     We do not compensate our directors for serving in such capacity.

BOARD COMMITTEES

     We do not presently maintain an audit committee or any other committee of our board of directors. Because we presently have only one director and do not presently maintain an audit committee, we have no audit committee financial expert.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our initial oil and gas properties were purchased, at cost, from Moose Oil & Gas Company, a Texas corporation and an affiliate of John F. Terwilliger, our sole director and executive officer. As payment for the properties, we issued Moose Oil & Gas a promissory note in the amount of $216,981, which, as discussed below, was paid in July 2001.

     On April 6, 2001, we entered into an Operating Agreement with Moose Operating Co., Inc., a Texas corporation and a subsidiary of Moose Oil & Gas. Under the terms of the Operating Agreement, Moose Operating had full control over the drilling activities to be conducted on our leaseholds in Lavaca County, Texas. Although Moose Operating was initially responsible for the payment of all costs associated with development and operation, we, along with Moose Oil & Gas, were ultimately responsible for our proportionate share of the costs based on our respective working interests.

     In order to secure repayment of the operating costs, the Operating Agreement granted Moose Operating a security interest in our proportionate share of the oil or gas produced from any wells. In addition to being entitled to utilize and receive payment for the use of our own equipment and labor in conducting the operations, the Operating Agreement entitled Moose Operating to receive monthly fixed overhead payments of $4,500 per well being drilled and $500 per producing well. The monthly fixed overhead payments to Moose Operating were determined based on competitive rates.

     In April 2002, Moose Oil & Gas and Moose Operating both filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code, the Operating Agreement was terminated and Mr. Terwilliger resigned as Chairman and President of both of those companies.

     In July, 2001, we borrowed approximately $664,000 from John F. Terwilliger, our sole director and executive officer. We utilized a portion of the funds borrowed from Mr. Terwilliger to pay the principal and accrued interest on the $216,981 promissory note that was payable to Moose Oil & Gas Company upon the purchase of our oil and gas properties, and to repay Moose Operating for the operating expenses and drilling and completing costs it had advanced on our behalf pursuant to the Operating Agreement.

     As of June 30, 2003, we had borrowed $1,166,175 from Mr. Terwilliger and $173,700 from Lee Tawes, a shareholder of Houston American. The notes, which bear interest at a rate of 10 percent per annum, are due on demand and are
unsecured.   Accrued interest on the shareholder loans totaled $220,237 at June
30, 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of September 1, 2003, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's Common Stock held by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group:

Name and Address                    Number of Shares     Percentage
of Beneficial Owner (1)          Beneficially Owned (2)   of Class
-------------------------------  ----------------------  -----------
John F. Terwilliger                           7,470,695        45.8%
 801 Travis, Suite 2020
 Houston, Texas 77002

Orrie Lee Tawes                               2,651,968        16.3%
 c/o O. Lee Tawes
 C.E. Unterberg Towbin
 350 Madison Avenue, 8th Floor
 New York, New York 10017

All directors and officers
 as a group (one person)                      7,470,695        45.8%

---------------
(1) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person, entity or group that are exercisable or convertible within 60 days of September 1, 2003.
(2) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

                              SELLING SHAREHOLDERS

     The selling shareholders are the holders of 2,014,758 shares of common stock purchased in July and August 2003 for $600,000. Pursuant to the terms of the sale of those shares, we entered into a Registration Rights Agreement with each of the selling shareholders wherein we agreed to register for resale the shares purchased.

     The following table sets forth the number of shares owned by each of the selling shareholders. Other than their purchase and ownership of the shares offered herein, none of the selling shareholders has had any material relationship with us within the past three years. We cannot give an estimate as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

                                               Number of
                                                Shares
Name and Relationship     Number of Shares   Registered for
of Selling Shareholder   Beneficially Owned   Sale Hereby
-----------------------  ------------------  --------------
LibertyView Funds, LP               666,667         666,667
LibertyView Special
 Opportunities Fund, LP             333,333         333,333
Lori M. Price                       333,334         333,334
Lior Bergman                        300,000         300,000
Sensus LLC                          104,932         104,932
Peter S. Rawlings                   100,000         100,000
William D. Forster                  100,000         100,000
James V. Pizzo &
 Ellen London-Pizzo                  60,000          60,000
Stephen P. Hartzell                  16,492          16,492


                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock on behalf of certain selling shareholders. We will receive no proceeds from this offering. The selling shareholders named in this prospectus or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell some or all of the shares from time to time. REGISTRATION OF THE SHARES DOES NOT MEAN, HOWEVER, THAT THE SHARES NECESSARILY WILL BE OFFERED OR SOLD. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of such exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     - the name of each such selling shareholder and of the participating broker-dealer(s),

     -    the number of shares involved,

     -    the price at which such shares were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     -    other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following summary of the material matters relating to our common stock and preferred stock is qualified in its entirety by reference to our certificate of incorporation and bylaws

COMMON STOCK

     As of September 1, 2003, there were 16,290,307 shares of our common stock outstanding.

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding series of our preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to our shareholders after the payment of all our debts and other liabilities, subject to the prior rights of any series of our preferred stock then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the authority, without further action by our shareholders, to provide for the issuance of our preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions on such rights. The preferences, powers, rights and restrictions of different series of our preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of a series of our preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

     As of September 1, 2003, no shares of our preferred stock were outstanding.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation and the bylaws contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of Houston American Energy.

     Our board of directors has broad powers to fix by resolution the powers, preferences and rights of any new series of preferred stock. This power could be used to create a class of preferred stock that, because of its rights, could discourage a potential takeover. Additionally, our bylaws give the board of directors power to fill vacancies on the board without shareholder approval. As a result, an incumbent board, not a potential bidder, would have control over board positions in the period between annual meetings of shareholders. Our bylaws also provide for an advance notice procedure governing business to be brought before an annual meeting of shareholders, which could discourage a potential bidder from taking action at a meeting.

     We are subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes a merger, asset or stock sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within the three prior years did own) 15 percent or more of a corporation's outstanding voting stock.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 of the DGCL by an appropriate provision in its certificate of incorporation. Our certificate of incorporation contains this exclusion for John F. Terwilliger, our president and chief executive officer.

TRANSFER AGENT

     The transfer agent for our common stock is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Michael W. Sanders, Attorney at Law, Houston, Texas.

                                    EXPERTS

     Our audited consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Thomas Leger & Co., L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

     We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

                          HOUSTON AMERICAN ENERGY CORP.
                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors Report. . . . . . . . . . . . . . . . . .  F-1
Balance Sheet as of December 31, 2002. . . . . . . . . . . . .  F-2
Statements of Loss For the Years ended December 31, 2002
 and 2001 and For the Period April 2, 2001 (Date of Inception)
 to December 31, 2002. . . . . . . . . . . . . . . . . . . . .  F-3
Statements of Shareholders' Deficit Accumulated in
 Development Stage From April 2, 2001 (Date of Inception)
 to December 31, 2002. . . . . . . . . . . . . . . . . . . . .  F-4
Statements of Cash Flows For the Years Ended December 31,
 2002 and 2001 and For the Period April 2, 2001 (Date of
 Inception) to December 31, 2002 . . . . . . . . . . . . . . .  F-5
Notes to Financial Statements. . . . . . . . . . . . . . . . .  F-6

Balance Sheet as of June 30, 2003 (Unaudited). . . . . . . . .  F-14
Statements of Loss For the Six Months Ended
 June 30, 2003 and 2002 (Unaudited) and For the Three
 Months Ended June 30, 2003 and 2002 (Unaudited) . . . . . . .  F-15
Statements of Cash Flows For the Six Months Ended
 June 30, 2003 and 2002 (Unaudited) and For the Three
 Months Ended June 30, 2003 and 2002 (Unaudited) . . . . . . .  F-16
Notes to Unaudited Financial Statements. . . . . . . . . . . .  F-17

                           INDEPENDENT AUDITORS REPORT


Houston American Energy Corp.
Houston, Texas


We have audited the accompanying balance sheet of Houston American Energy Corp. (a development stage company) as of December 31, 2002 and the related statements of loss, shareholders' deficit, and cash flows for the year December 31, 2002, for the period from April 2, 2001 (date of inception), to December 31, 2001 and for the period from April 2, 2001 (date of inception), to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Houston American Energy Corp. as of December 31, 2002, and the results of its operations and its cash flows for the year December 31, 2002 and for the period from April 2, 2001 (date of inception) to December 31, 2001, and from April 2, 2001 (date of inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage as of December 31, 2002 has suffered recurring losses from operations, has a net working capital deficit, which raises substantial doubt about its ability to continue as a going concern. As discussed in Note 2 to the financial statements, successful completion of the Company's fund raising activities and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of revenue adequate to support the Company's cost structure. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                   /s/ Thomas Leger & Co., L.L.P.
                                   Thomas Leger & Co., L.L.P.

February 21, 2003
Houston, Texas

                             HOUSTON AMERICAN ENERGY CORP.
                             (A DEVELOPMENT STAGE COMPANY)
                                     BALANCE SHEET
                                   DECEMBER 31, 2002



                                       ASSETS
                                       ------
CURRENT ASSETS
  Cash                                                           $           939
  Accounts receivable                                                      7,140
  Prepaid expenses                                                         7,026
                                                                 ----------------

        TOTAL CURRENT ASSETS                                              15,105
                                                                 ----------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties, full cost method
      Costs subject to amortization                                      785,268
      Costs not being amortized                                          188,418
  Office equipment                                                         5,595
                                                                 ----------------
  Total properties                                                       979,281
  Accumulated depreciation and depletion oil and gas properties         (745,661)
                                                                 ----------------

          PROPERTY, PLANT AND EQUIPMENT, NET                             233,620
                                                                 ----------------

OTHER ASSETS                                                               4,745
                                                                 ----------------

  TOTAL ASSETS                                                   $       253,470
                                                                 ================

                      LIABILITIES AND SHAREHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES
  Accounts payable                                                         5,245
  Accrued interest on shareholder loans                                  149,706
  Notes payable, shareholder                                           1,128,523
                                                                 ----------------

        TOTAL CURRENT LIABILITIES                                      1,283,474
                                                                 ----------------

SHAREHOLDERS' DEFICIT
  Common stock, par value $.001;
    100,000,000 shares authorized, 13,424,883 shares outstanding          13,425
  Additional paid-in capital                                             283,575
  Deficit accumulated in development stage                            (1,327,004)
                                                                 ----------------

        TOTAL SHAREHOLDERS' DEFICIT                                   (1,030,004)
                                                                 ----------------

  TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                    $       253,470
                                                                 ================



   The accompanying notes are an integral part of these financial statements.

                            HOUSTON AMERICAN ENERGY CORP.
                            (A DEVELOPMENT STAGE COMPANY)
                                  STATEMENT OF LOSS


                                                                 FROM APRIL 2, 2001
                                          FOR THE YEAR ENDED    (DATE OF INCEPTION)
                                               DECEMBER 31,       TO DECEMBER 31,
                                        --------------------------
                                            2002        2001(a)         2002
                                        ------------  ------------  ------------
REVENUE                                 $    25,805   $    14,814   $    40,619
                                        ------------  ------------  ------------

EXPENSES OF OPERATIONS
  Lease operating expense                    19,397        11,019        30,416
  General and administrative expense
    Accounting and legal                     93,688        19,927       113,615
    Rent                                     38,000         3,167        41,167
    Shareholder relations                    30,092             -        30,092
    Printing and duplicating                  6,082           309         6,391
    Registration fees                        11,825             -        11,825
    Telephone and fax                         9,583             -         9,583
    Dues and subscription                     3,623             -         3,623
    Miscellaneous                             4,625         1,017         5,642
  Depreciation and depletion                 24,166        37,592        61,758
  Interest expense                          112,405        43,602       156,008
  Write-off of merger expenses                    -       256,470       256,470
  Write-down of oil and gas properties            -             -             -
    due to ceiling limitation               109,573       574,331       683,904
  Gain from settled accounts payable        (42,870)            -       (42,870)
                                        ------------  ------------  ------------
     Total  expenses                        420,189       947,434     1,367,623
                                        ------------  ------------  ------------

FEDERAL INCOME TAXES                              -             -             -
                                        ------------  ------------  ------------

NET LOSS                                $  (394,384)  $  (932,620)  $(1,327,004)
                                        ============  ============  ============

BASIC AND DILUTED LOSS PER SHARE        $     (0.03)  $     (0.08)
                                        ============  ============

BASIC WEIGHTED AVERAGE SHARES            12,119,842    11,403,414
                                        ============  ============

(a) The 2001 financial information is for the period from April 2, 2001 (date of inception) to December 31, 2001.


   The accompanying notes are an integral part of these financial statements.

                                  HOUSTON AMERICAN ENERGY CORP.
                                  (A DEVELOPMENT STAGE COMPANY)
                                STATEMENT OF SHAREHOLDERS' DEFICIT
                   FROM APRIL 2, 2001 (DATE OF INCEPTION) TO DECEMBER 31, 2002


                                                                        Deficit
                                              Common Stock             Accumulated
                                     -------------------------------     in the
                                                          Paid - in    Development
                                       Shares    Amount    Capital        Stage         Total
                                     ----------  -------  ----------  -------------  ------------
Balance at inception, April 2, 2001           -  $     -  $        -  $          -   $         -

Shares issued for cash                1,000,000    1,000           -             -         1,000
Retroactive adjustment for stock
   split on September 25, 2001       10,403,414        -           -             -             -
Additional contributed capital
   from majority shareholder                  -   10,403           -             -        10,403

Net loss                                      -        -           -      (932,620)     (932,620)
                                     ----------  -------  ----------  -------------  ------------

Balance at December 31, 2001         11,403,414   11,403           -      (932,620)     (921,217)

Shares issued for -
  Reverse merger with
   Texas Nevada Oil and Gas Co.         596,469      597           -             -           597
  Cash                                1,350,000    1,350     268,650             -       270,000
  Consulting services                    75,000       75      14,925             -        15,000

Net loss                                      -        -           -      (394,384)     (394,384)
                                     ----------  -------  ----------  -------------  ------------

Balance at December 31, 2002         13,424,883  $13,425  $  283,575  $ (1,327,004)  $(1,030,004)
                                     ==========  =======  ==========  =============  ============

(a) The 2001 financial information is for the period from April 2, 2001 (date of inception) to December 31, 2001.


   The accompanying notes are an integral part of these financial statements.

                            HOUSTON AMERICAN ENERGY CORP.
                            (A DEVELOPMENT STAGE COMPANY)
                               STATEMENT OF CASH FLOWS

                                                 FOR THE YEAR ENDED   FROM APRIL 2, 2001
                                                                     (DATE OF INCEPTION)
                                                    DECEMBER 31,       TO DECEMBER 31,
                                               -----------------------
                                                  2002       2001(a)        2002
                                               ----------  -----------  ------------
CASH FLOW FROM OPERATING ACTIVITIES
  Loss from operations                         $(394,384)  $ (932,620)  $(1,327,004)

ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH FROM OPERATIONS
  Depreciation and depletion                      24,166       37,592        61,758
  Write-down oil and gas properties              109,573      574,331       683,904
  Non-cash expenses                               38,076      257,646       295,722
  Gain from payable settlement                   (42,871)           -       (42,871)
  Increase in accounts receivable                 (1,921)      (5,218)       (7,139)
  (Increase) decrease in prepaid expense           1,116       (8,142)       (7,026)
  (Increase) decrease in other assets                796       (5,541)       (2,371)
  Increase in accounts payable                         -            -             -
    and accrued expenses                         108,076       90,341       196,043
                                               ----------  -----------  ------------

  Net cash (used) provided by operations        (157,373)       8,389      (148,984)
                                               ----------  -----------  ------------

CASH FLOW FROM INVESTING ACTIVITIES
  Acquisition of properties and assets          (210,427)           -      (210,427)
                                               ----------  -----------  ------------

CASH FLOW FROM FINANCING ACTIVITIES
  Sale of common stock                           285,000        1,000       286,000
  Loans from principal shareholder                74,350            -        74,350
                                               ----------  -----------  ------------

  Cash flow from financing activities            359,350        1,000       360,350
                                               ----------  -----------  ------------

INCREASE (DECREASE) IN CASH                       (8,450)       9,389           939
  Cash, beginning of period                        9,389            -             -
                                               ----------  -----------  ------------

  Cash, end of period                          $     939   $    9,389   $       939
                                               ==========  ===========  ============

SUPPLEMENTAL  SCHEDULE  OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
  Oil and gas properties acquired              $       -   $  768,854   $   768,854
  Non-cash expense                                38,076      257,646       295,722
  Note payable for oil and gas properties
    and expenses                                  20,888    1,026,500     1,047,388

(a) The 2001 financial information is for the period from April 2, 2001
(date of inception) to December 31, 2001.


   The accompanying notes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE  1  -  NATURE  OF  COMPANY  AND  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Houston American Energy Corp. (a Delaware Corporation) ("the Company") was incorporated on April 2, 2001. The Company was organized to engage in the acquisition, exploration and development of domestic and foreign oil and gas properties.

The Company completed a stock split as of September 25, 2001, which resulted in total outstanding shares of 11,403,414. The Company has retroactively applied this stock split to all share amounts and per share amounts in these financial statements and footnotes.

The Company completed a reverse merger with Texas Nevada Oil and Gas Co. ("TNOG") in January 2002. The Company issued 596,469 shares of common stock to the shareholders of TNOG. As the majority surviving ownership in the merger, the Company changed the name to Houston American Energy Corp. and treated the transaction as an acquisition of TNOG.

OIL  AND  GAS  REVENUES  -  The  Company recognizes oil and gas revenue from its
-----------------------
interest in producing wells as oil and gas is produced and sold from those wells. The Company does not anticipate that the oil and gas sold will be significantly different from the Company's production entitlement.

OIL  AND GAS PROPERTIES AND EQUIPMENT - The Company follows the full cost method
-------------------------------------
of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping successful and unsuccessful oil and gas wells and related internal costs that can be directly identified with acquisition, exploration and development activities, but does not include any cost related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized unless significant amounts of oil and gas reserves are involved. No corporate overhead has been capitalized as of December 31, 2002.

The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves are amortized on a units-of-production method over the estimated productive life of the reserves. Unevaluated oil and gas properties are excluded from this calculation.

The capitalized oil and gas property costs, less accumulated amortization, are limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE 1 - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

provided by contractual arrangements) and a discount factor of 10%; (b) the cost of unproved and unevaluated properties excluded from the costs being amortized;
(c) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (d) related income tax effects. Excess costs are charged to proved properties impairment expense.

An allowance for impairment of $109,573 and $574,331 was provided at December 31, 2002 and 2001, respectively.


UNEVALUATED  OIL AND GAS PROPERTIES - Unevaluated oil and gas properties consist
-----------------------------------
principally of the Company's cost of acquiring and evaluating undeveloped leases, net of an allowance for impairment and transfers to depletable oil and gas properties.

When leases are developed, expire or are abandoned, the related costs are transferred from unevaluated oil and gas properties to depletable oil and gas properties. Additionally, the Company reviews the carrying costs of unevaluated oil and gas properties for the purpose of determining probable future lease expirations and abandonment's, and prospective discounted future economic benefit attributable to the leases. The Company records an allowance for impairment based on a review of present value of future cash flows. Any resulting charge is made to operations and reflected as a reduction of the carrying value of the recorded asset.


Unevaluated oil and gas properties not subject to amortization include the following at December 31, 2002:

               Acquisition costs                 $ 68,000
               Evaluation costs                   120,418
                                                 --------

                                                 $188,418
                                                 ========

The carrying value of unevaluated oil and gas prospects include $57,747 expended for properties in Columbia South America. The Company is maintaining their interest in these properties and development has or is anticipated to commence within the next twelve months.

INCOME  TAXES - Deferred income taxes are provided on a liability method whereby
-------------
deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE 1 - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

OFFICE  AND  EQUIPMENT  - Office equipment is stated at cost and are depreciated
----------------------
using the straight-line method over the estimated useful lives of the assets, generally 5 years. Routine repairs and maintenance costs are charged to operations as incurred while the costs of significant improvements are capitalized. Depreciation expense and accumulated depreciation for the year ended December 31, 2002 was $1,119 and $1,679.

PREFERRED  STOCK  -  The  Company  has authorized 10,000,000 shares of preferred
----------------
stock with a par value of $.001. The Board of Directors shall determine the designations, rights, preferences, privileges and voting rights of the preferred stock as well as any restrictions and qualifications thereon. No shares of preferred stock have been issued.

STATEMENT  OF CASH FLOWS - Cash equivalents consists of demand deposits and cash
------------------------
investments with initial maturity dates of less than three months. The Company paid no interest or taxes during the period of the accompanying financial statements.

NET  LOSS  PER SHARE - Basic loss per share is computed by dividing the net loss
--------------------
available to common shareholders by the weighted average of common shares outstanding during the period, as retroactively adjusted by the stock split described in the second paragraph of Note 1. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to isue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount. At December 31, 2002 and 2001, there were no convertible or dilutive common share equivalents outstanding.

USE  OF  ESTIMATES  - The preparation of financial statements in conformity with
------------------
generally accepted accounting principles requires the Company to make estimates and assumptions that could affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

GENERAL  AND ADMINISTRATIVE EXPENSE - Includes approximately $43,000 of expenses
-----------------------------------
that were incurred and subsequently settled by the Company for less than their value. Invoices totaling $68,000 were liquidated for approximately $25,000 and the difference, including other payable adjustments and compromises, has been included in the statement of operations as a Gain from Settled Accounts Payable. The settled charges were principally from legal costs and the expenses associated with becoming a public reporting company.

RECENT  ACCOUNTING PRONOUNCEMENTS- In August 2001, the FASB issued Statement No.
---------------------------------
144 "Accounting for the impairment of Long-Lived Assets". This statement supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The statement is effective for the Company in fiscal 2003. The Company does not expect the adoption of Statement No. 144 to have a material impact on the Company's future results of operations or financial position.

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE 1 - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires liability recognition for retirement obligations associated with tangible long-lived assets, such as producing well sites and other assets associated with oil and gas activities. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value of each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

The Company will adopt SFAS No. 143 effective January 1, 2003. Management does not expect this standard to have an impact on the financial position at the date of adoption (January 1, 2003).


NOTE 2 - DEVELOPMENT STAGE

The Company is in the development stage and has minimum revenue to support its operations. It is dependent on the majority shareholder to fund its operations and cost associated with the acquisition, exploration and development of oil and gas properties. Management has and will continue to attempt to obtain funds through private and/or public securities offerings.

NOTE  3  -  NOTES  PAYABLE

Notes payable at December 31, 2002, in the amount of $1,128,523, is due to a majority shareholder. The note bears interest at 10%, and the principal and interest is due on demand with all the Company's oil and gas properties serving as collateral.

NOTE  4  -  RELATED  PARTIES

The Company's producing oil and gas properties were purchased, at cost, from an affiliate of a major shareholder.

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE  5  -  INCOME  TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31, 2002 and for the period from April 2, 2001 (date of inception) to December 2001.

                                                          2002        2001
                                                       ----------  ----------

        Loss before income taxes                       $(394,384)  $(932,620)
                                                       ==========  ==========

        Income tax computed at statutory rates         $(134,091)  $(317,091)
        Adjustment to net operating loss carryforward     30,560           -
        Permanent differences, nondeductible expenses          -      69,165
        Increase in valuation allowance                  103,531     247,926
                                                       ----------  ----------

        Tax provision                                  $       -   $       -
                                                       ==========  ==========



No federal income taxes have been paid since the inception of the Company. The Company has a net operating loss carry forward of approximately $842,100 which will expire in 2016 and 2017.

DEFERRED  INCOME  TAXES
-----------------------

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2002 are set out below.


               Deferred tax asset:
                  Net operating loss carry forwards        $ 286,312
                  Valuation allowance                       (348,874)
                  Tax over book depreciation, depletion
                    and capitalization methods on oil
                    and gas properties                        24,344
                  Book over tax accrued interest payments     38,218
                                                           ----------

               Net deferred tax asset                      $       -
                                                           ==========

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE  6  -  COMMITMENT

As of December 31, 2002, the Company had lease obligation for office space that expires on November 30, 2006.

                                  Year          Amount
                                  -----       --------
                                  2003        $ 38,000
                                  2004          38,000
                                  2005          38,000
                                  2006          34,833
                                              --------

                                  Total       $148,833
                                              ========



NOTE 7 - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and gas Producing Activities".

CAPITAL  COSTS

Capitalized costs and accumulated depletion relating to the Company's oil and gas producing activities as of December 2002, all of which are conducted within the continental United States of America and Columbia, South America are summarized below:

                                                             Columbia
                                                 USA      South America
                                              ----------  --------------
          Properties subject to amortization  $ 785,267   $            -
          Unevaluated properties                130,670           57,748
           Less accumulated amortization and
               Impairment                      (743,982)               -
                                              ----------  --------------

          Capitalized costs                   $ 171,955   $       57,748
                                              ==========  ==============

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE 7 - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

COSTS  INCURRED

Costs incurred in oil and gas property acquisition, exploration and development activities at December 31, 2002 are summarized below:

                          Property acquisition costs:
                             Proved                       $ 18,333
                             Unproved                      192,094
                                                          --------

                          Total costs incurred            $210,427
                                                          ========


RESERVE  INFORMATION  AND  RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH  FLOWS
-----------

The following supplemental un-audited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates. These estimates are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainly to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

                          HOUSTON AMERICAN ENERGY CORP.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE  7  -  SUPPLEMENTAL  INFORMATION  ON  OIL  AND  GAS  EXPLORATION
DEVELOPMENT  AND  PRODUCTION  ACTIVITIES  (UNAUDITED)  (CONTINUED)

                                                               DECEMBER 31,
                                                          ---------------------
                                                             2002     2001 (a)
                                                          ----------  ---------
                                                                GAS (MCF)
                                                          ---------------------
Proved developed reserves:
    Beginning of year                                        27,999          -
    Extensions and discoveries                                    -     34,169
    Revision of previous estimates                             (170)         -
    Production                                               (8,957)    (6,170)
                                                          ----------  ---------
    End of year                                              18,872     27,999
                                                          ==========  =========

Standard measure of discounted future net cash flows:

    Future cash inflows                                   $  65,760   $ 55,399
    Future production cost                                  (19,993)   (27,827)
                                                          ----------  ---------
    Future net cash flow                                     45,767     27,572
    10% annual discount for estimated timing
      of cash flows                                          (4,478)    (3,905)
                                                          ----------  ---------
    Standardized measure of discounted future net
      cash flow relating to proved gas reserves           $  41,289   $ 23,677
                                                          ==========  =========

Changes in standardized measure:

    Changes due to current year operations:
      Sales of gas, net of production costs               $  (4,843)  $ (3,795)
      Extensions and discoveries                                  -     27,462
    Changes due to revisions in standaradized value
    Prices and production cost:                              23,940          -
            Revision of previous quantity estimates            (280)         -
            Accretioned discount                              2,367          -
            Production rates (timing) and other              (3,562)         -
                                                          ----------  ---------
    Net                                                      17,622     23,667

      Beginning of year                                      23,667          -
                                                          ----------  ---------
      End of year                                         $  41,289   $ 23,667
                                                          ==========  =========

(a) The 2001 information is for the period from April 2, 2001 (date of inception) to December 31, 2001.

                            HOUSTON AMERICAN ENERGY CORP.
                                    BALANCE SHEET
                                    JUNE 30, 2003
                                     (UNAUDITED)
------------------------------------------------------------------------------


                                      ASSETS
                                      ------
CURRENT ASSETS
  Cash                                                              $    38,626
  Accounts receivable                                                    53,130
  Prepaid expenses                                                        2,763
                                                                    ------------

          TOTAL CURRENT ASSETS                                           94,519
                                                                    ------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties, full cost method
    Costs subject to amortization                                     1,260,632
    Costs not being amortized                                           298,484
  Furniture and equipment                                                 5,596
                                                                    ------------
          Total property, plant and equipment                         1,564,712
  Accumulated depreciation and depletion of oil and gas properties     (763,479)
                                                                    ------------

          NET PROPERTY, PLANT AND EQUIPMENT                             801,232
                                                                    ------------

OTHER ASSETS                                                              3,167
                                                                    ------------

TOTAL ASSETS                                                        $   898,918
                                                                    ============

                  LIABILITIES AND SHAREHOLDERS' DEFICIT
                  -------------------------------------

CURRENT LIABILITIES
  Accounts payable                                                  $   140,752
  Accrued interest on shareholder's loans                               220,237
  Notes payable, shareholders                                         1,339,875
                                                                    ------------

          TOTAL CURRENT LIABILITIES                                   1,700,864
                                                                    ------------

SHAREHOLDERS' DEFICIT
Common stock, par value $.001;
  100,000,000 shares authorized, 14,773,815 shares outstanding           14,774
  Additional paid oin capital                                           674,459
Accumulated deficit                                                  (1,491,179)
                                                                    ------------

          TOTAL SHAREHOLDERS' DEFICIT                                  (801,946)
                                                                    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                         $   898,918
                                                                    ============

 The accompanying footnotes are an integral part of these financial statements.

                               HOUSTON AMERICAN ENERGY CORP.
                                     STATEMENT OF LOSS
                                        (UNAUDITED)
------------------------------------------------------------------------------------------




                                         FOR THE 6 MONTHS ENDED    FOR THE 3 MONTHS ENDED
                                                 JUNE 30,                 JUNE 30,
                                        ------------------------  ------------------------
                                           2003         2002         2003         2002
                                        -----------  -----------  -----------  -----------

REVENUE                                 $   104,396  $    11,436  $    60,321  $     6,804
                                        -----------  -----------  -----------  -----------

EXPENSES OF OPERATIONS
  LEASE OPERATING EXPENSE                    65,472       10,697       49,826        8,009
  JOINT VENTURE EXPENSES                     31,581                    11,423
  GENERAL AND ADMINISTRATIVE EXPENSE
    Accounting and legal                     38,140       42,834        9,404       14,390
    Rent                                     19,544       19,000        9,908        9,500
    Shareholder relations                    11,636        8,928        6,318        8,928
    Printing and duplicating                    711        4,844          576            -
    Registration fees                           362        2,566            -          887
    Telephone and fax                         3,728        3,911        1,890        2,031
    Dues and subscription                     2,125        1,672          486        1,612
    Miscellaneous                             6,922        1,317        3,292          781
  DEPRECIATION AND DEPLETION                 17,818        7,099       11,010        3,508
  INTEREST EXPENSE                           70,531       52,981       37,197       27,326
  WRITE-DOWN OF OIL AND GAS PROPERTIES
  DUE TO CEILING LIMITATION                       -       16,976            -            -
                                        -----------  -----------  -----------  -----------

TOTAL  EXPENSES                             268,571      172,825      141,329       76,972
                                        -----------  -----------  -----------  -----------

NET LOSS                                $   164,175  $   161,389  $    81,008  $    70,168
                                        ===========  ===========  ===========  ===========

BASIC AND DILUTED LOSS PER SHARE        $      0.01  $      0.01  $      0.01  $      0.01
                                        ===========  ===========  ===========  ===========

BASIC WEIGHTED AVERAGE SHARE             14,233,942   11,943,487   14,616,133   11,999,470
                                        ===========  ===========  ===========  ===========


 The accompanying footnotes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)
-----------------------------------------------------------------------------



                                                      FOR THE SIX MONTHS ENDED
                                                              JUNE 30,
                                                       ----------------------
                                                          2003        2002
                                                       ----------  ----------
OPERATING ACTIVITIES
  Loss from operations                                 $(164,175)  $(161,389)

ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH FROM OPERATIONS
  Depreciation and depletion                              17,818       7,099
  Write-down oil and gas properties                            -      16,976
  Non-cash expenses                                        4,541           -
  (Increase) in accounts receivable                      (45,990)     (2,124)
  (Increase) decrease in prepaid expense                   4,263       5,655
  (Increase) decrease in other assets                      1,578
  Increase in accounts payable                                             -
     and accrued expenses                                206,038      64,351
                                                       ----------  ----------

  Net cash provided (used) by operations                  24,073     (69,432)
                                                       ----------  ----------

CASH FLOW FROM INVESTING ACTIVITIES
  Acquisition of properties and assets                  (572,820)    (18,333)
                                                       ----------  ----------

CASH FLOW FROM FINANCING ACTIVITIES
  Sale of common stock                                   392,233         596
  Loans from shareholders                                194,200      78,031
                                                       ----------  ----------

  Cash flow from financing activities                    586,433      78,628
                                                       ----------  ----------

DECREASE IN CASH                                          37,686      (9,137)
  CASH, BEGINNING OF PERIOD                                  941       9,389
                                                       ----------  ----------

  CASH, END OF PERIOD                                  $  38,627   $     252
                                                       ==========  ==========

SUPPLEMENTAL  SCHEDULE  OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
  Oil and gas properties acquired and deferred assets  $   7,611   $       -
  Non-cash expense                                         1,651           -
  Note payable for oil and gas properties,                                 -
    deferred assets and expenses                                      14,441


 The accompanying footnotes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                  JUNE 30, 2003
                                  (UNAUDITED)
                    ----------------------------------------

NOTE 1. - BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Houston American Energy Corp., a Delaware corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

     These financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB for the year ended December 31, 2002.

NOTE 2. - NATURE OF COMPANY

     The Company was incorporated on April 2, 2001 and was organized to engage in the acquisition, exploration and development of domestic and international oil and gas properties as a non-operator closely involved investor.

     The Company completed a merger with Texas Nevada Oil and Gas Co. ("TNOG") on January 18, 2002. The Company issued 596,469 shares to the shareholders of TNOG and recorded the par value of common stock issued at $596. At the time of the merger TNOG was a "1934 Act" reporting company with minimal assets and liabilities, Pursuant to the General Rules and Regulations of the Securities Exchange Act of 1934, the merged companies, elected to use Houston American Energy Corp. as the successor issuer to TNOG for securities reporting purposes. For financial reporting purposes, the merger was treated as a purchase of TNOG by THE Company and under "Purchase Accounting" the acquired company is recorded at fair value and the acquiring company carries-forward the historical recorded value of its resources and obligations.


NOTE 3. - CHANGES IN PRESENTATION

     Certain financial presentations for the periods presented for 2002 have been reclassified to conform to the 2003 presentation.

NOTE 4 - COMPLETION OF THE DEVELOPMENT STAGE

     Since inception, the Company has been in the process of accumulating adequate resources to sustain its operations. During the last two quarters of fiscal 2002, funding has been sufficient to allow the development of oil and gas prospects and properties to permit the Company to be reclassified and emerge from its development stage history.

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern. Such principles contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has not established a source of revenues sufficient to allow it to become profitable.

     Management's current projections indicate that its operations and capital resources will allow it to be considered as a viable going concern during the current fiscal year. Historically, the Company has been dependent on its majority shareholders to fund its operations and costs associated with the current acquisition, exploration and development of oil and gas properties. Management plans to obtain other long-term capital funds through private and/or public securities offerings for cash and properties.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law, our certificate of incorporation includes, subject to the limitations described below, a provision that would limit or eliminate our directors' liability for monetary damages for breaches of their fiduciary duties. A director's liability cannot be limited or eliminated for:

     o    breaches of the duty of loyalty;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or

     o transactions from which the director derived an improper personal benefit.

     In addition, the limitation of liability provisions may not restrict a director's liability for violation of, or otherwise relieve the corporation or its directors from, the necessity of complying with federal or state securities laws or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     Our certificate of incorporation provides that we shall, to the extent legally permissible, indemnify each of our former or present directors or officers against all liabilities and expenses imposed upon or incurred by any of them in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, civil or criminal, in which he may be threatened or involved, by reason of his having been a director or officer, if it is determined that he acted in good faith and reasonably believed:

     o in the case of conduct in his official capacity on our behalf that his conduct was in our best interests;

     o in all other cases, that his conduct was not opposed to our best interests; and

     o with respect to any proceeding which is a criminal action, that he had no reasonable cause to believe his conduct was unlawful.

     The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself be determinative of whether the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any proceeding which is a criminal action, had no reasonable cause to believe that his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Houston American pursuant to the foregoing provisions, or otherwise, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred, all of which will be paid by the Registrant, in connection with the preparation and filing of this Registration Statement.

SEC Registration Fee                                  $    68.46
Printing and Engraving                                  1,000.00
Accountants' Fees and Expenses                          5,000.00
Legal Fees and Expenses                                15,000.00
Other Offering Expenses                                 3,931.54
                                                      ----------

    TOTAL                                             $25,000.00
                                                      ==========

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has sold the following securities within the past three years which were not registered under the Securities Act of 1933:

     In April 2001, John F. Terwilliger, the founder of the Company, acquired 1,000,000 shares of common stock for a purchase price of $1,000.

     On October 28, 2001, Orrie Lee Tawes acquired 726,968 shares of the Company's common stock for a purchase price of $282,410.89.

     On November 22, 2002, David W. Barrell Trust acquired 100,000 shares of the Company's common stock for a purchase price of $20,000 and John F. Terwilliger acquired 75,000 shares of the Company's common stock for a purchase price of $15,000.

     On December 6, 2002, the Company issued 75,000 shares of common stock to Duane Street Group, LLC as payment for consulting services valued at $15,000.

     On November 22, 2002 and December 6, 2002, Mr. Tawes acquired an aggregate of 1,175,000 shares of the Company's common stock for a purchase price of $235,000.

     On January 29, 2003, Mr. Tawes acquired 750,000 shares of the Company's common stock for a purchase price of $225,000.

     On March 3, 2003, Lori M. Price acquired 333,334 shares of the Company's common stock for a purchase price of $100,000.

     In April 2003, Steve Eisenberg acquired 16,666 shares of the Company's common stock for a purchase price of $5,000 and Sandford B. Prater acquired 84,000 shares of the Company's common stock for a purchase price of $21,000.

     In July 2003, the Company issued an aggregate of 1,681,424 shares of common stock for a purchase price of $496,180.60 to eight accredited investors, being LibertyView Funds, LP, LibertyView Special Opportunities Fund, LP, Lior Bergman, Stephen P. Hartzell, Peter S. Rawlings, William D. Forster, James V. Pizzo & Ellen London-Pizzo, and Sensus LLC.

     The issuance of all shares of our common stock described above was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and related state private offering exemptions. All of the investors were Accredited Investors as defined in the Securities Act who took their shares for investment purposes without a view to distribution and had access to information concerning the Company and its business prospects, as required by the Securities Act.

     In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to persons with whom we had a direct personal preexisting relationship, and after a thorough discussion. All certificates for our shares contain a restrictive legend. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

     No commissions were paid in connection with the issuances described above.

ITEM 27.  EXHIBITS.

    Number                   Description of Exhibit
    ------                   ----------------------

     2.1* Amended and Restated Plan and Agreement of Merger dated as of September 26, 2001, between Texas Nevada Oil & Gas Co. and Houston American Energy Corp. (incorporated by reference to
               Exhibit 2.1 to Amendment No. 5 to the Company's Registration Statement on Form SB-2, registration number 333-66638 (the "Company's Registration Statement"), filed with the SEC on November 30, 2001).

     3.1* Certificate of Incorporation of Houston American Energy Corp. filed April 2, 2001 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     3.2* Certificate of Merger Merging Opportunity Acquisition Company with and into Houston American Energy Corp. filed April 12, 2001 (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     3.3* Bylaws of Houston American Energy Corp. adopted April 2, 2001 (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     3.4* Certificate of Amendment to the Certificate of Incorporation of Houston American Energy Corp. filed September 25, 2001 (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Company's Registration Statement filed with the SEC on October 1, 2001).

     3.5* Certificate of Merger Merging Texas Nevada Oil & Gas Co. with and into Houston American Energy Corp. filed January 17, 2002 (incorporated by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-QSB filed with the SEC on March 27, 2002).

     4.1* Text of Common Stock Certificate of Houston American Energy Corp. (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     4.2* Text of Preferred Stock Certificate of Houston American Energy Corp. (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     5.1** Form of Opinion and Consent of Michael W. Sanders, Attorney at Law, regarding legality of shares issued.

     10.1* Model Form Operating Agreement dated April 6, 2001, between Moose Operating Co., Inc. and Houston American Energy Corp. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.2* Agreement to Assign Interests in Oil and Gas Leases dated as of April 6, 2001, between Moose Oil & Gas Company and Houston American Energy Corp. (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.3* Assignment of Interests in Oil and Gas Leases and Bill of Sale effective as of April 6, 2001, between Moose Oil & Gas Company and Houston American Energy Corp. (incorporated by reference to
               Exhibit 10.3 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.4* Promissory Note of Houston American Energy Corp. in the amount of $216,981.06 dated April 15, 2001, payable to Moose Oil & Gas Company. (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement filed with the SEC on August 3,
               2001).

     10.5* Plan and Agreement of Merger dated as of April 12, 2001, between Opportunity Acquisition Company and Houston American Energy Corp. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.6* Agreement dated as of March 23, 2001, between Unicorp, Inc., Equitable Assets, Incorporated, Texas Nevada Oil & Gas Co. and Opportunity Acquisition Company (incorporated by reference to
               Exhibit 10.6 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.7* First Amendment of Agreement dated as of July 31, 2001, between Unicorp, Inc., Equitable Assets, Incorporated, Texas Nevada Oil & Gas Co. and Houston American Energy Corp. (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement filed with the SEC on August 3, 2001).

     10.8* Gas Purchase Contract No. 36-1599 dated as of May 1, 2001, between Kinder Morgan Texas Pipeline, L.P. and Moose Operating Co., Inc. (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Company's Registration Statement filed with the SEC on October 1, 2001).

     10.9* Gas Purchase Agreement dated July 31, 1997, between Dominion Pipeline Company (as predecessor-in-interest to Pinnacle Natural Gas Co.) and Moose Operating Co., Inc. (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Company's Registration Statement filed with the SEC on October 1, 2001).

     10.10* Model Form Operating Agreement dated December 11, 1997, between Louis Dreyfus Natural Gas Corp., Seisgen Exploration, Inc. and Moose Operating Co., Inc. (incorporated by reference to Exhibit
               10.10 to Amendment No. 1 to the Company's Registration Statement filed with the SEC on October 1, 2001).

     10.11* Promissory Note of Houston American Energy Corp. in the amount of $390,000 dated July 2, 2001, payable to John F. Terwilliger (incorporated by reference to Exhibit 10.11 to Amendment No. 4 to the Company's Registration Statement filed with the SEC on November 21, 2001).

     10.12* Promissory Note of Houston American Energy Corp. in the amount of $285,000 dated July 30, 2001, payable to John F. Terwilliger (incorporated by reference to Exhibit 10.12 to Amendment No. 4 to the Company's Registration Statement filed with the SEC on November 21, 2001).

     10.13* Assignment of Term Royalty Interest dated July 18, 2002, between Houston American Energy Cop. and Marlin Data Research, Inc. (incorporated by reference to Exhibit 2.5 to the July 2002 8-K).

     10.14* Bill of Sale dated July 18, 2002, between Houston American Energy Cop. and Marlin Data Research, Inc. (incorporated by reference to Exhibit 2.6 to the July 2002 8-K).


     10.15* Registration Rights Agreement dated July 14, 2003, between Houston American Energy Corp. and LibertyView Funds, LP (incorporated by reference to Exhibit 10.19 to the Company's Form 10-QSB for the quarter ended June 30, 2003 (the "June 2003 Form 10-QSB")).

     10.16* Registration Rights Agreement dated July 14, 2003, between Houston American Energy Corp. and LibertyView Special Opportunities Fund, LP (incorporated by reference to Exhibit
               10.20 to the Company's June 2003 Form 10-QSB).

     10.17* Registration Rights Agreement dated July 21, 2003, between Houston American Energy Corp. and William D. Forster (incorporated by reference to Exhibit 10.21 to the Company's June 2003 Form 10-QSB).

     10.18* Registration Rights Agreement dated July 21, 2003, between Houston American Energy Corp. and James V. Pizzo & Ellen London-Pizzo (incorporated by reference to Exhibit 10.22 to the Company's June 2003 Form 10-QSB).

     10.19* Registration Rights Agreement dated July 21, 2003, between Houston American Energy Corp. and Sensus LLC (incorporated by reference to Exhibit 10.23 to the Company's June 2003 Form 10-QSB).

     10.20* Registration Rights Agreement dated July 14, 2003, between Houston American Energy Corp. and Stephen P. Hartzell (incorporated by reference to Exhibit 10.24 to the Company's June 2003 Form 10-QSB).

     10.21* Registration Rights Agreement dated July 18, 2003, between Houston American Energy Corp. and Peter S. Rawlings (incorporated by reference to Exhibit 10.25 to the Company's June 2003 Form 10-QSB).

     10.22* Registration Rights Agreement dated July 14, 2003, between Houston American Energy Corp. and Lior Bregman (incorporated by reference to Exhibit 10.26 to the Company's June 2003 Form 10-QSB).

     23.1**    Consent of Thomas Leger & Co., LLP

     23.2**    Consent of Michael W. Sanders, Attorney at Law (included in
               Exhibit 5.1)

__________________
*     Previously filed
**    Filed herewith

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Act;

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 9th day of September, 2003.

                              HOUSTON AMERICAN ENERGY CORP.


                              BY: /s/ John F. Terwilliger
                                  JOHN F. TERWILLIGER, PRESIDENT

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

DATE                           SIGNATURES       TITLE
----                           ----------       -----


/s/ John F. Terwilliger    President, Treasurer, Secretary     September 9, 2003
-----------------------    and Director (Principal Executive,
JOHN F. TERWILLIGER        Financial and Accounting Officer)